Exhibit 99.1

10100 Old Columbia Road
Columbia, Maryland 21046
NEWS RELEASE

For Release:	December 15, 2005	Contact:	Diane R. Brown, Investor
(410) 312-5100 — www.duratekinc.com

DURATEK NAMES JOSEPH G. HENRY, REAR ADMIRAL, USN (RET.) AS CHIEF OPERATING OFFICER AND EXECUTIVE VICE PRESIDENT

Columbia, MD — Duratek, Inc. (NASDAQ:DRTK) today announced that its Board of Directors has elected Joseph G. Henry, Rear Admiral, USN (Ret.) to the newly created position of Chief Operating Officer and Executive Vice President.

Admiral Henry has served as Chief Operating Officer of Duratek’s Federal Services organization since joining the Company in March of 2004.  Prior to joining Duratek, he served in the U.S. Navy for 33 years, retiring as a Two-Star Admiral.  During his naval service, he commanded two nuclear submarines and Submarine Group Ten, which included 10 Trident Submarines and the Nuclear Repair Facility in Kingsbay, Georgia.  Admiral Henry’s last assignment with the Navy was Director of Personnel Plans and Policy where he had cognizance over personnel issues and the Navy’s $23 billion personnel budget.  He is a graduate of the U.S. Naval Academy, holds an MBA from Brenau University, and completed the Senior Officer in National Security Program at Harvard’s John F. Kennedy School of Government.

Duratek President and CEO, Robert Prince said, “Creating the position of Chief Operating Officer is integral to our strategic development plan, enabling me to focus on strategic growth initiatives, backed by a strong COO leading day-to-day operations.  Joe Henry has developed an excellent relationship with customers and employees since joining Duratek and will be a highly effective leader for our operations. I’m looking forward to working with Joe in his new role to continue to enhance Duratek’s performance.”

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Page 2                               Duratek names Joseph G. Henry, Rear Admiral, USN (Ret.) as Chief Operating Officer and Executive Vice President.

Duratek provides safe, secure radioactive materials disposition and nuclear facility operations for commercial and government customers.

                Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek’s actual results to be materially different from any future results expressed or implied by these statements.  Such factors include the following: the Company’s ability to manage its commercial waste processing operations, the timing and award of contracts by the U.S. Department of Energy for the cleanup of waste sites administered by it; the acceptance and implementation of the Company’s waste treatment technologies in the government and commercial sectors; and other large technical support services projects; the Company’s ability to successfully add revenues from new contracts; and the timing of completing existing contracts. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company’s SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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